Exhibit 3.6

FIRST AMENDMENT

TO THE

FIRST AMENDED AND RESTATED BYLAWS

OF

WYNN LAS VEGAS CAPITAL CORP.

The First Amended and Restated Bylaws of Wynn Las Vegas Capital Corp., a Nevada corporation (the “Corporation”), adopted by the Board of Directors and sole stockholder of the Corporation on October 21, 2002, have been amended such that clause (B) of the last sentence of Section 10.1 of Article X reads in its entirety as follows:

“(B) the term “Restricted Entities” shall mean this corporation; Valvino Lamore, LLC, a Nevada limited liability company; Palo, LLC, a Delaware limited liability company; Wynn Resorts Holdings, LLC, a Nevada limited liability company; Desert Inn Water Company, LLC, a Nevada limited liability company; Wynn Design & Development, LLC, a Nevada limited liability company; World Travel, LLC, a Nevada limited liability company; Las Vegas Jet, LLC, a Nevada limited liability company; Wynn Las Vegas, LLC, a Nevada limited liability company; Desert Inn Improvement Co., a Nevada corporation; Wynn Completion Guarantor, LLC, a Nevada limited liability company; and any entity in which any of the foregoing entities directly or indirectly own an equity interest;”

CERTIFICATION

The undersigned, as the duly elected Secretary of Wynn Las Vegas Capital Corp., a Nevada corporation (the “Corporation”), does hereby certify that the Board of Directors and the sole stockholder of the Corporation adopted the foregoing First Amendment to the First Amended and Restated Bylaws on the 9th day of December, 2002.

/s/ Marc H. Rubinstein
Marc H. Rubinstein, Secretary

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